Exhibit 5.2
[LETTERHEAD OF HUTCHINSON BLACK AND COOK, LLC]
June 28, 2011
Claire’s Stores, Inc.
2400 West Central Road
Hoffman Estates, Illinois 60192
Re:     Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities Exchange Commission (the “SEC”) by Claire’s Stores Inc., a Florida corporation (the “Company”) pursuant to the Securities Act of 1933, as amended (the “Act”)
Ladies and Gentlemen:
     We have acted as special local counsel for Claire’s Boutique, Inc., a Colorado corporation (the “Colorado Guarantor”), a wholly owned subsidiary of the Company, in connection with the Colorado Guarantor’s guarantee of the Exchange Notes (as hereinafter defined) to be issued in connection with the transactions contemplated in the Registration Statement. The Registration Statement describes (A) the Company’s proposed offer to exchange (the “Exchange Offer”) up to $450,000,000 aggregate principal amount of the Company’s Senior Secured Second Lien Notes due 2019 (the “Old Notes”), for a like principal amount of $450,000,000 aggregate principal amount of the Company’s Senior Secured Second Lien Notes due 2019 (the “Exchange Notes”) which will be registered under the Act; and (B) the guarantees (the “Guarantees”) of various guarantors, including the Colorado Guarantor, to be issued in connection with the issuance of the Exchange Notes in accordance with the terms and conditions set forth in the Indenture referred to below.
     The Old Notes have been, and the Exchange Notes will be, issued pursuant to that certain Indenture, dated as of March 4, 2011, entered into by and among the Claire’s Escrow Corporation, a Delaware corporation (the “Original Issuer”), The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (the “Trustee”), and supplemented by a supplemental indenture thereto dated as of March 4, 2011, among the Company, the various guarantors, including the Colorado Guarantor, and the Trustee (the “Indenture”). The terms of the Guarantees are set forth in the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.
     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In connection with this opinion, we have examined the following documents:
          (a) The original Certificate of Incorporation (Delaware), subsequent Articles of Incorporation (Colorado) and amendments thereto and Amended and Restated Bylaws of the Colorado Guarantor (collectively, the “Organizational Documents”);
          (b) Resolutions of the Colorado Guarantor’s Board of Directors related to the Indenture and the Guarantee;
          (c) The Certificate of Good Standing of the Colorado Guarantor issued by the Colorado Secretary of State as of June 27, 2011; and

Claire’s Boutique, Inc. — Exhibit 5 Opinion Letter
June 28, 2011

          (d) The Guarantees by the Colorado Guarantor set forth in the Indenture.
     In addition to our examination of the Guarantees and the other items described above, we have examined certificates of the individuals or appropriate officers of the Colorado Guarantor.
     In rendering the opinions set forth herein, we have relied upon the accuracy of all factual matters set forth in the Guarantees and have not independently verified the same. We have also, without investigation, relied upon and assumed:
          A. The legal capacity, power, authority and the genuineness of the signatures of, and due and proper execution and delivery by, the respective parties other than the Colorado Guarantor which have made, executed and delivered or will make, execute and deliver the agreements and documents examined by us and that such agreements and documents constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their terms;
          B. All natural persons who are signatories to the Guarantees were legally competent at the time of the execution;
          C. The copies of all documents submitted to us are accurate and complete and conform to originals;
          D. The Colorado Guarantor owns all of the property, assets and rights purported to be owned by it in accordance with the terms of the Indenture.
          E. The accuracy of factual statements, representations, written information and certificates made by representatives of the Colorado Guarantor. No information has come to our attention which would give us current actual knowledge or notice to the contrary;
          F. No representative of the Colorado Guarantor has perpetrated a fraud upon any party to the Guarantees or us. No information has come to our attention which would give us knowledge or notice to the contrary;
          G. All terms and conditions of or relating to the Guarantees are accurately and completely embodied in the Guarantees and there are no other material agreements between the parties and the Colorado Guarantor related thereto; and
          H. The Indenture has been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended.
     Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered against receipt of the Old Notes in accordance with the provisions of the Indenture upon the completion of the Exchange Offer, such Exchange Notes shall be entitled to the benefits of the Guarantees, which Guarantees are the legal, valid and binding obligations of the Colorado Guarantor enforceable against the Colorado Guarantor in accordance with their terms.
     The opinion expressed above is subject to and qualified by the following:
          A. We express no opinion as to the power and/or authority of the other parties to the Indenture, except the Colorado Guarantor, nor their compliance, under federal or state laws, applicable to their execution and delivery of the Guarantees and consummation of the transactions contemplated thereunder;

Claire’s Boutique, Inc. — Exhibit 5 Opinion Letter
June 28, 2011

          B. We are admitted to practice in the State of Colorado and in rendering the foregoing opinion, notwithstanding any language therein that may be interpreted to the contrary, we express no opinion as to (i) the laws of any state or jurisdiction other than the State of Colorado in effect on the date hereof as they presently apply; and (ii) any matters pertaining or relating to the securities laws and tax laws of the United States, the State of Colorado or any other state;
          C. We express no opinion as to the legality, validity or enforceability of any provision of the Guarantees or the Indenture which: (i) purport to preclude the modification of the Guarantees or the Indenture through conduct, custom or course of performance, action, or dealing; (ii) purport to waive the doctrine of laches or any applicable statute of limitations; (iii) purport to waive stay and extension laws, rules and regulations otherwise applicable thereto; (iv) may be rendered unenforceable by a Colorado court as a result of such court’s determination that such provision purports to: (A) require the Colorado Guarantor to waive any material statutory or equitable rights of, or defenses available to, the Colorado Guarantor that are: (1) contrary to Colorado law; (2) against public policy; or (3) unenforceable upon any other basis within such court’s discretion, including but not limited to a determination that such provision is commercially unreasonable, unconscionable or otherwise inapplicable against the Colorado Guarantor; or (B) require any action or forbearance on the part of Colorado Guarantor: (1) contrary to Colorado law; (2) against public policy; or (3) unenforceable upon any other basis within such court’s discretion;
          D. We express no opinion concerning the validity or enforceability of any self-help remedies set forth in the Guarantees which are not necessarily enforceable in the courts of the State of Colorado;
          E. We express no opinion concerning the validity or enforceability of any terms and conditions set forth in the Guarantees releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own acts or omissions, to the extent such acts or omissions involve gross negligence, recklessness or willful or unlawful conduct;
          F. We express no opinion concerning the validity or enforceability of the Guarantees to the extent such validity or enforceability may be impaired or affected by conduct of the other parties which constitute bad faith or which gives rise to claims by the Colorado Guarantor based on allegations of lender liability;
          G. We express no opinion concerning regarding the application and effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent or preferential transfer or conveyance, consumer credit protection and other statutes, rules, regulations, court decisions and laws of general application relating to or affecting the rights, remedies and security interests of creditors;
          H. We express no opinion concerning the validity or enforceability of the Guarantees under circumstances where the Trustee’s enforcement or manner of enforcement of such provisions would violate the Trustee’s implied covenant of good faith and fair dealing;
          I. We express no opinion as to the enforceability of any cumulative remedies set forth in the Guarantees to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party; and

Claire’s Boutique, Inc. — Exhibit 5 Opinion Letter
June 28, 2011

          J. We express no opinion with respect to the validity or enforceability of the Guarantees which purport by their terms to relieve the Trustee or the secured parties from mandatory responsibilities and/or mandatory liabilities of a secured party under Colorado law or which obligate the Colorado Guarantor to bear the legal and other expenses of litigation between the Trustee and/or the secured parties and the Colorado Guarantor in situations where the Colorado Guarantor prevails;
          K. The rights of the Colorado Guarantor to receive notices under Sections 4-9-611, 4-9-620 and 38-38-101 et seq. of the Colorado Revised Statutes and other applicable laws may not be waived prior to default, and the failure to comply with such notice requirements may affect the Trustee’s or the secured parties’ ability to enforce its liens and security interests or bar the recovery of any deficiency remaining after the retention or sale of repossessed collateral;
          L. Notwithstanding certain language contained in the Guarantees, the Trustee and the secured parties may be limited to recovering only reasonable expenses with respect to the retaking, holding, preparing for sale or lease, selling, leasing and the like of collateral and reasonable attorneys’ fees and legal expenses;
          M. The Trustee and the secured parties may not disclaim their duties to possess, preserve and dispose of collateral in a commercially reasonable manner and such duties may not be voluntarily released by a debtor prior to a default;
          N. We express no opinion with respect to the validity or enforceability of the Guarantee which purports that the Colorado Guarantor authorizes the Trustee or the secured parties to sign or file documents without the signature of the Colorado Guarantor;
          O. Our opinions are based upon facts, laws, and conditions as they exist on the date of this letter or, as to any fact or condition referenced herein and contained in any certificate, search or the Guarantees, as of the earlier date indicated therein, and we have no obligation to update our opinions for events occurring subsequent to the date hereof or referenced herein.
     We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In addition, we consent to the reliance of Morgan, Lewis and Bockius LLP on the opinions expressed herein regarding matters related to laws of the State of Colorado only, for the purposes of Opinion No. 2 of its opinion letter to the Company, which will be dated as of the date hereof and will be filed as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours, HUTCHINSON BLACK AND COOK, LLC A Colorado limited liability company
By:	/s/ Maureen E. Eldredge, Esq.
Maureen E. Eldredge, Esq.
Member